Exhibit 23.1

March 23, 2006

Wells Fargo & Company

420 Montgomery Street

San Francisco, California 94163

Ladies and Gentlemen:

Reference is made to the Prospectus Supplement dated March 16, 2006 relating to Wells Fargo & Company Floating Rate Notes due March 23, 2016 (the “Prospectus Supplement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. We hereby consent to the inclusion of our opinion and to the reference to us under the heading “United States Federal Income Tax Consequences” in the Prospectus Supplement.

Very truly yours,

/s/ FAEGRE & BENSON LLP

FAEGRE & BENSON LLP